Filed Pursuant to Rule 433

Registration No. 333-190509 and Registration No. 333-190509-01

August 17, 2015

PRICING TERM SHEET

Abbey National Treasury Services plc

U.S.$750,000,000 2.000% Notes due 2018

U.S.$250,000,000 Floating Rate Notes due 2018

fully, unconditionally and irrevocably guaranteed by

Santander UK plc

U.S.$750,000,000 2.000% Notes due 2018

Issuer:	Abbey National Treasury Services plc

Guarantor:	Santander UK plc

Expected Issue Ratings:	A2 (pos) (Moody’s) / A (neg) (S&P) / A (pos) (Fitch)*

Status:	Senior, Unsecured

Offering Format:	SEC Registered

Form of Notes:	Registered Global Note

Aggregate Principal Amount:	$750,000,000.00

Trade Date:	August 17, 2015

Settlement/Issue Date:	August 24, 2015, which is the fifth Business Day after the Trade Date

Maturity Date:	August 24, 2018

Interest Rate:	2.000% per annum (semi annual)

Interest Payment Dates:	Each February 24 and August 24, commencing on February 24, 2016 and ending on the Maturity Date

Business Day:

Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

Business Day Convention:	Following Business Day Convention, unadjusted

Day Count Fraction:	30/360

Benchmark Treasury:	T 1.000% due August 15, 2018

Benchmark Yield:	1.051%

Spread to Benchmark:	T+105 bps

Re-offer Yield:	2.101%

Price to Public:	99.708%

Underwriting Discount:	0.200%

All-in Price:	99.508%

Net Proceeds (before expenses):	$746,310,000.00

All-in Yield:	2.170%

Agreement with Respect to the Exercise of UK Bail-in Power

By its acquisition of the notes, each holder of the notes (including each beneficial owner) recognizes, acknowledges, agrees and consents that the notes will be subject to the exercise of any UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below). Each holder of the notes (including each beneficial owner) also, by its acquisition of the notes, acknowledges, agrees and consents (a) to the exercise of any UK bail-in power by the relevant UK resolution authority in relation to the notes that may result in (i) the cancellation, write-down or reduction of all, or a portion, of the principal amount of, or any other outstanding amounts due under the notes (including any interest which is accrued but unpaid) and/or (ii) any other modification, variation or change of form of the notes and/or (iii) the conversion of all, or a portion, of the principal amount of, or any other outstanding amounts due under the notes (including any interest which is accrued but unpaid) into our or another person’s shares or other securities or other obligations to give effect to the exercise by the relevant UK resolution authority of such UK bail-in power; and (b) that its rights as a holder of the notes will be subject to the provisions of any UK bail-in power which are expressed to implement such a reduction, write-down, cancellation, modification, variation, change of form or conversion and that it will accept in lieu of the notes any ordinary shares or other instruments of ownership into which the notes may be converted. In addition, by its acquisition of the notes, each holder of the notes (including each beneficial owner) recognizes, acknowledges, agrees and consents that the guarantees of the notes will also be subject to the exercise of any UK bail-in power by the relevant UK resolution authority and recognizes, acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power by the relevant UK resolution authority in relation to the guarantees of the notes.

For purposes of the notes, a “UK bail-in power” is any statutory power in the UK under the UK Banking Act 2009, as the same may be amended, re-enacted or replaced from time to time pursuant to which liabilities (including accrued but unpaid interest) of a bank, investment firm and certain banking group companies (including relevant parent undertakings, subsidiaries and/or certain affiliates of banks and investment firms) can be (in part or in full) cancelled, written down, reduced, modified, varied, changed in form, transferred, diluted and/or converted into shares or other securities or obligations of the issuer or any other person (and a reference to the “relevant UK resolution authority” is to the Bank of England or any other authority with the ability to exercise a UK bail-in power).

Tax Redemption:

In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described in the prospectus, we may redeem all but not some of the notes prior to maturity.

Joint Book-Running Managers:	Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Santander Investment Securities Inc. and Wells Fargo Securities, LLC

Paying Agent and Trustee	The Bank of New York Mellon

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Delivery:	DTC delivery free of payment

ISIN:	US002799AV61

CUSIP:	002799AV6

Expected Listing:	New York Stock Exchange

U.S.$250,000,000 Floating Rate Notes due 2018

Issuer:	Abbey National Treasury Services plc

Guarantor:	Santander UK plc

Expected Issue Ratings:	A2 (pos) (Moody’s) / A (neg) (S&P) / A (pos) (Fitch)*

Status:	Senior, Unsecured

Offering Format:	SEC Registered

Form of Notes:	Registered Global Note

Aggregate Principal Amount:	$250,000,000.00

Trade Date:	August 17, 2015

Settlement/Issue Date:	August 24, 2015, which is the fifth Business Day after the Trade Date

Maturity Date:	August 24, 2018

Interest Rate:	The then-applicable U.S. dollar three-month LIBOR rate plus 0.850%

Interest Payment Dates:	Each February 24, May 24, August 24 and November 24, commencing on November 24, 2015 and ending on the Maturity Date

Interest Reset Dates:	Each February 24, May 24, August 24 and November 24

Business Day:

Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

Business Day Convention:	Modified Following Business Day convention

Day Count Fraction:	Actual/360

Price to Public:	100.000%

Underwriting Discount:	0.200%

All-in Price:	99.800%

Net Proceeds (before expenses):	$249,500,000.00

Areement with Respect to the Exercise of UK Bail-in Power

By its acquisition of the notes, each holder of the notes (including each beneficial owner) recognizes, acknowledges, agrees and consents that the notes will be subject to the exercise of any UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below). Each holder of the notes (including each beneficial owner) also, by its acquisition of the notes, acknowledges, agrees and consents (a) to the exercise of any UK bail-in power by the relevant UK resolution authority in relation to the notes that may result in (i) the cancellation, write-down or reduction of all, or a portion, of the principal amount of, or any other outstanding amounts due under the notes (including any interest which is accrued but unpaid) and/or (ii) any other modification, variation or change of form of the notes and/or (iii) the conversion of all, or a portion, of the principal amount of, or any other outstanding amounts due under the notes (including any interest which is accrued but unpaid) into our or another person’s shares or other securities or other obligations to give effect to the exercise by the relevant UK resolution authority of such UK bail-in power; and (b) that its rights as a holder of the notes will be subject to the provisions of any UK bail-in power which are expressed to implement such a reduction, write-down, cancellation, modification, variation, change of form or conversion and that it will accept in lieu of the notes any ordinary shares or other instruments of ownership into which the notes may be converted. In addition, by its acquisition of the notes, each holder of the notes (including each beneficial owner) recognizes, acknowledges, agrees and consents that the guarantees of the notes will also be subject to the exercise of any UK bail-in power by the relevant UK resolution authority and recognizes, acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power by the relevant UK resolution authority in relation to the guarantees of the notes.

For purposes of the notes, a “UK bail-in power” is any statutory power in the UK under the UK Banking Act 2009, as the same may be amended, re-enacted or replaced from time to time pursuant to which liabilities (including accrued but unpaid interest) of a bank, investment firm and certain banking group companies (including relevant parent undertakings, subsidiaries and/or certain affiliates of banks and investment firms) can be (in part or in full) cancelled, written down, reduced, modified, varied, changed in form, transferred, diluted and/or converted into shares or other securities or obligations of the issuer or any other person (and a reference to the “relevant UK resolution authority” is to the Bank of England or any other authority with the ability to exercise a UK bail-in power).

Tax Redemption:

In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described in the prospectus, we may redeem all but not some of the notes prior to maturity.

Joint Book-Running Managers:	Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Santander Investment Securities Inc. and Wells Fargo Securities, LLC

Calculation Agent, Paying Agent and Trustee:	The Bank of New York Mellon

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Delivery:	DTC delivery free of payment

ISIN:	US002799AW45

CUSIP:	002799AW4

Expected Listing:	New York Stock Exchange

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.  The ratings are subject to revision or withdrawal at any time by Moody’s, S&P or Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

Abbey National Treasury Services plc and Santander UK plc have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Abbey National Treasury Services plc and Santander UK plc have filed with the SEC for more complete information about Abbey National Treasury Services plc, Santander UK plc and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Abbey National Treasury Services plc, Santander UK plc, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. toll free at 1-866-471-2526,  Merrill Lynch, Pierce, Fenner &

Smith Incorporated toll free at 800-294-1322,  Santander Investment Securities Inc. collect at 212-407-7822 and Wells Fargo Securities, LLC toll free at 1-800-645-3751.